Exhibit 99.2

CAS MANAGEMENT’S DISCUSSION OF OPERATIONS AND CASH FLOWS

The following discussion is intended to provide a high-level discussion of the major elements of the combined income statement and unaudited statements of cash flows of Chemtura AgroSolutions (“CAS”) of Chemtura Corporation ("Chemtura").  Platform did not own CAS for any of the periods discussed below and CAS’ results described below may not be indicative of CAS’ results for future periods. This section should be read in conjunction with CAS’ audited combined financial statements and footnotes for the years ended December 31, 2013 and 2012, and the unaudited combined financial statements and footnotes for the six months ended June 30, 2014 and 2013 (collectively, the “CAS Financial Statements”),on which this discussion is solely based.

In some cases, CAS has identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying forward-looking statements, including the negative of those words and phrases. Such forward-looking statements are based on Chemtura’s current views and assumptions regarding future events, future business conditions and our outlook based on currently available information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

Overview

Established over 50 years ago, CAS is a leading niche provider of seed treatment and agrochemical products for a wide variety of crop protection applications in numerous geographies.  CAS focuses on specific target applications and offers a variety of proven plant health and pest control products to growers. CAS’ business is comprised of seven major product lines: seed treatments; insecticides; miticides; herbicides; fungicides; plant growth regulators; and adjuvants.

CAS’ products are developed for use on high-value target crops such as tree and vine fruits, ornamentals and nuts and for commodity row crops such as soybeans, oilseed rape and corn.  CAS’ dedicated sales force works with growers and distributors to promote the use of CAS’ products throughout a crop’s growth cycle and to address selective regional, climate and growth opportunities.  Historically, CAS has expanded its presence in worldwide targeted markets by developing or acquiring crop protection products and obtaining registrations for new products, new uses for existing products and use of existing products in new countries.

CAS works closely with customers, distributors, and individual growers as part of an on-the-ground coordinated effort.  CAS develops products in response to ongoing customer demands, drawing upon existing technologies and tailoring them to match immediate needs.  For example, a grower’s crops may require varying levels of treatment depending on weather conditions and the degree or type of infestation.  CAS’ research and technology is therefore geared towards responding to threats to crops around the world under a variety of conditions.

Product registration is a significant competitive advantage, particularly in developed countries and CAS’ experience with registering products provides a valuable advantage in this regard.  Registration of products is a complex process in which CAS has developed proficiency over time.

Results of Operations

($ in millions)	For the six months ended June 30 (Unaudited)		For the year ended December 31
	2014	2013	2013	2012
NET SALES	$240.1	$222.2	$449.3	$410.1

COSTS AND EXPENSES:
Cost of goods sold, excluding depreciation	138.9	136.1	275.1	252.9
Selling, general and administrative expenses	40.7	30.9	65.0	63.7
Depreciation and amortization	6.5	7.3	14.4	15.1
Research and development	4.8	5.8	13.2	13.4
Facility closures, severance and related (benefit) costs	--	(0.2)	(0.3)	2.7
Equity (income) loss	0.1	1.2	(1.0)	2.6
OPERATING INCOME	49.1	41.1	82.9	59.7

Interest expense	(0.1)	(0.1)	(0.2)	(0.4)
Other income (expense), net	3.5	(0.1)	(6.6)	(3.2)
Earnings before income taxes	52.5	40.9	76.1	56.1
Income tax expense	(18.6)	(12.5)	(29.2)	(17.7)
Net earnings	$33.9	$28.4	$46.9	$38.4

The following data should be read in conjunction with the CAS Financial Statements.

Year ended December 31, 2013 compared with year ended December 31, 2012

Revenues

Net sales increased by 9.6% from $410.1 million in 2012 to $449.3 million in 2013 primarily as a result of improved sales volume in both North America and Latin America for miticide and seed treatment products coupled with the introduction of new products and higher selling prices.  The increase reflected $34 million in higher sales volume and $18 million in higher selling prices partially offset by $12 million of unfavorable foreign currency translation, primarily related to Latin America.

Cost of goods sold, excluding depreciation

Cost of goods sold, excluding depreciation, increased from $252.9 million or 61.7% of net sales to $275.1 million or 61.2% of net sales due primarily to improved product mix along with sales volume growth.

Selling, general and administrative expenses

Selling, general and administrative expenses grew by 2% from $63.7 million to $65 million year over year primarily as a result of increases in advertising and selling expenses partially offset by the execution and completion of cost cutting restructuring plans related to corporate overhead costs.

Depreciation and amortization

Depreciation and amortization expense was comparable year over year.

Research & Development

Research and development costs for the year ended December 31, 2013 were in line with those for the year ended December 31, 2012.

Facility closures, severance and related (benefit) costs

Facility closures, severance and related benefits of $0.3 million in 2013 related to the true-up of estimated accruals from the 2012 restructuring charges allocated to CAS from Chemtura.

For 2012, facility closures, severance and related costs of $2.7 million consisted of costs for improvement of the operating effectiveness of certain global corporate functions.

Equity (income) loss

The change in equity (income) loss between 2012 and 2013 from a $2.6 million loss to $1 million of income relates primarily to the gain on the sale of product lines in CAS’ ISEM joint venture.

Interest expense

The decrease in interest expense from 2012 to 2013 from $0.4 million to $0.2 million related to a decrease in the average borrowings and related interest rate on a line of credit in India.

Other income (expense), net

The increase in other expense from $3.2 million to $6.6 million relates primarily to foreign exchange movements.

Income tax expense

The effective income tax rate increased from 31.6% to 38.4% from 2012 to 2013 due primarily to an increased level of income subject to overseas taxes as well as some changes in overseas statutory rates.

Six Months ended June 30, 2014 compared to Six Months ended June 30, 2013

Revenues

Net sales increased 8.1% from $222.2 million in the six months ending June 30, 2013 to $240.1 million in the first six months of 2014 primarily as a result of strength in North America (acaricides due to low inventory levels in the distribution channel and increased mite pressures) and in Latin America (soybean market).

Cost of goods sold, excluding depreciation

Cost of goods, excluding depreciation, sold increased from $136.1 million in the six months ending June 30, 2013 to $138.9 million in the first six months of 2014 due primarily to higher sales volumes offset by significantly improved manufacturing variances in 2014 on higher production volumes.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $9.8 million in the six months ending June 30, 2014, primarily due to an increase in allowances for doubtful accounts and legal expenses.

Depreciation and amortization

Depreciation and amortization expenses decreased by $0.8 million dollars between the first six months of 2014 compared to the six months ending June 30, 2013 due to a number of intangible assets being fully amortized.

Research & Development

Research and development costs decreased by $1.0 million in the first six months of 2014, primarily due to lower third party study expense.

Facility closures, severance and related (benefit) costs

The benefit for the six months ended June 30, 2013 related to the true-up of estimated accruals from the 2012 restructuring charges allocated to CAS from Chemtura.

Equity (income) loss

Equity loss narrowed from $1.2 million for the six months ended June 30, 2013 to $0.1 million for the first six months of 2014 due to winding down the ISEM Joint Venture. Administrative activity ceased during 2014 and final distributions to shareholders occurred in August, 2014.

Interest expense

Interest expense was comparable for the six months ended June 30, 2014 and 2013.

Other income (expense), net

Other income increased to $3.5 million for the six months ended June 30, 2014 from an expense of $0.1 million for the six months ended June 30, 2013 primarily due to changes in foreign exchange rates.

Income tax expense

For the six months ended June 30, 2014 and 2013, CAS reported an income tax expense of $18.6 million and $12.5 million, respectively. The tax expense reported for the six months ended June 30, 2014 and 2013 is related to taxable income of certain of CAS' international and domestic subsidiaries.

Cash Flows

The following table summarizes CAS’ primary sources and uses of cash for the periods indicated:

($ in thousands)	For the six months ended June 30 (unaudited)		For the year ended December 31
	2014	2013	2013	2012

Net cash (used in) provided by operating activities	$(21,716)	$5,633	$52,907	$63,170
Net cash (used in) provided by investing activities	(3,348)	6,676	12,783	(12,147)
Net cash provided by (used in) financing activities	26,358	(10,954)	(64,371)	(50,049)

Net cash used by operating activities for the six months ended June 30, 2014 was $21.7 million, and the net cash flow provided by operating activities for the six months ended June 30, 2013 was $5.6 million.  The change in cash flows between periods was primarily due to increases in accounts receivable and inventories in support of the growth of the business and lower inflows from accounts payable.

Net cash provided by operating activities decreased from $63.2 million to $52.9 million from 2012 to 2013 primarily due to increases in accounts receivable and decreases in accrued expenses partially offset by an increase in accounts payable, a decrease in inventories and higher net earnings.

Investing Activities

Net cash used by investing activities for the six months ended June 30, 2014 was $3.3 million compared to cash provided by investing activities of $6.7 million in the same period in 2013. 2013 included $10.7 million from the sale of product lines in CAS’ ISEM joint venture.

Net cash provided or used by investing activities for 2013 as compared to 2012 was primarily affected by the investments in, dividends from and loans provided to and repayment of loans from, unconsolidated entities.  Substantially all such investments were dissolved or otherwise divested during 2014.  Capital expenditures for both property plant and equipment and for crop registration expenses were comparable in 2013 and 2012.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2014 was $26.4 million compared to $10.9 million used in the same period of 2013. The cash in 2014 was provided by CAS’parent in order to fund the cash used in operating and investing activities.

Net cash used in financing activities increased approximately $14.4 million in 2013 compared to 2012 due primarily to additional cash generated by the combined investing and operating activities being provided to Chemtura.

Significant Accounting Policies and Critical Estimates

CAS’ significant accounting policies, which are the basis of this following presentation, are more fully described in Note 1 to the CAS Financial Statements.  As disclosed in Note 1, the preparation of financial statements in conformity with U.S. GAAP requires CAS management to make estimates and assumptions that impact the reported amounts and accompanying disclosures. Such decisions include the selection of the appropriate accounting principles to be applied and also assumptions upon which accounting estimates are based. CAS management applies judgment based on their understanding and analysis of the relevant circumstances to reach these decisions. By their nature, these judgments are subject to an inherent degree of uncertainty. Accordingly, actual results could differ significantly from the estimates applied.

Those areas requiring the greatest degree of management judgment or deemed most critical to financial reporting involve:

Revenue Recognition

Substantially, all of CAS’ revenues are derived from the sale of products, net of reductions for sales discounts and volume discounts. Revenue is recognized when risk of loss and title to the product is transferred to the customer. Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities with the collected taxes recorded as current liabilities until remitted to the respective governmental authorities. CAS’ products are sold subject to various shipping terms included on its sales invoices and order confirmation documents.

Stock-Based Compensation

Compensation expense includes grants under Chemtura’s stock based compensation plans to employees of CAS. Chemtura recognizes compensation expense for stock-based awards issued over the requisite service period for each separately vesting tranche, as if multiple awards were granted. Stock-based compensation expense is measured at the date of grant, based on the fair value of the award.

Operating Costs and Expenses

Cost of goods sold (“COGS”) includes all costs incurred in manufacturing goods, including raw materials, direct manufacturing costs and manufacturing overhead. COGS also includes warehousing, distribution, engineering, purchasing, customer service, environmental, health and safety functions, and shipping and handling costs for outbound product shipments. Selling, general and administrative (“SG&A”) expenses include costs and expenses related to the following functions and activities: selling, advertising, marketing, legal, provision for doubtful accounts, business related and corporate facilities and administration. SG&A expenses also include accounting, information technology, finance and human resources, excluding direct support in manufacturing operations, which is included as COGS. Research and development (“R&D”) expenses include basic and applied research and development activities of a technical and non-routine nature. R&D costs are expensed as incurred. COGS, SG&A and R&D expenses exclude depreciation and amortization expenses which are presented on a separate line in the accompanying combined statements of income.

Income Taxes

For the purpose of the CAS Financial Statements, the tax provision of CAS was derived from financial information included in the consolidated financial statements of Chemtura, including allocations and eliminations deemed necessary by management. For the purpose of the CAS Financial Statements, the CAS tax provision was computed as if it were a separate company using the tax rates in effect at the time.  Chemtura manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies, including utilization of loss carry forwards, are not necessarily reflective of what CAS would have followed as a standalone entity.

Accrued federal, state and foreign income tax balances are treated as fully settled with Chemtura immediately.  Therefore, they are included in net parent investment in the accompanying combined balance sheets.

CAS accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to its taxable income in the years in which these temporary differences are expected to be recovered or settled.

CAS recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, considering the technical merits of the position based on specific tax regulations and the facts of each matter, that the position will be sustained upon examination. CAS accrues for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated.

In establishing the appropriate income tax valuation allowances, CAS assesses its net deferred tax assets based on all available evidence, both positive and negative, to determine whether it is more likely than not that the remaining net deferred tax assets or a portion thereof will be realized.  The tax benefit or valuation allowance relating to net operating losses is recognized and is evaluated on a stand-alone basis.

Provision is made for taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be indefinitely reinvested.

Accounts Receivable, net

Accounts receivable are recorded at the invoiced amount less an allowance for doubtful accounts. The allowance for doubtful accounts reflects a reserve representing Chemtura's estimate of the amounts that may not be collectible. Chemtura considers many factors in estimating CAS' reserves, including historical data, experience, customer types, credit worthiness and economic trends. From time to time, Chemtura may adjust its assumptions for anticipated changes in any of these or other factors expected to affect collection. Accounts receivable, net also includes a reserve for sales returns based on historical return rates.

In addition, CAS accrues the estimated cost of customer rebates as a reduction of sales. Customer rebates are primarily based on customers achieving defined sales targets over a specified period of time. CAS estimates the cost of these rebates based on the likelihood of the rebate being achieved and recognizes the cost as a deduction from sales when such sales are recognized. Rebate programs are monitored on a regular basis and adjusted as required.  Customer rebates outside of the United States in 2013 and 2012 are included as a reduction to accounts receivable on CAS’ combined balance sheets as they are typically settled as credits. Customer rebates in the United States in 2013 and 2012 are included in accrued expenses on CAS’ combined balance sheets as they are typically settled in cash.

Inventory Valuation

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. Adjustments to net realizable value for excess and obsolete inventory are estimated and recorded based on a variety of factors, including the age of the inventory, product and regulatory changes, and estimated future demand.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, and are depreciated over their estimated economic useful lives. Depreciation expense is computed on the straight-line method using the following ranges of asset lives: land improvements - 3 to 20 years; buildings and improvements - 2 to 40 years; machinery and equipment - 2 to 25 years; information systems and equipment - 2 to 10 years; motor vehicles – 5 to 9 years; and furniture, fixtures and other - 1 to 10 years.

Renewals and improvements that significantly extend the useful lives of the assets are capitalized. Capitalized leased assets and leasehold improvements are depreciated over the shorter of their useful lives or the remaining lease term. Expenditures for maintenance and repairs are charged to expense as incurred.
Intangible Assets

Patents, crop re-registration costs, trademarks, production rights and other intangibles assets are being amortized principally on a straight-line basis over their estimated useful lives using the following ranges: patents - 5 to 20 years; crop re-registration costs – 15 years in the United States and 10 years in Europe; trademarks - 6 to 40 years; production rights - 10 years; and other intangibles - 5 to 20 years.

Recoverability of Long-Lived Assets

CAS evaluates the recoverability of the carrying value of certain long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, CAS assesses whether the projected undiscounted cash flows of its long-lived assets are sufficient to recover the existing unamortized cost of its long-lived assets. If the undiscounted projected cash flows are not sufficient, CAS calculates the impairment amount by discounting the projected cash flows using its weighted-average cost of capital. The amount of the impairment is written off against earnings in the period in which the impairment is determined.

Pension Benefits

CAS’ U.S. employees participate in the defined contribution pension plans as administered and sponsored by Chemtura. Pension expense related to these defined contribution plans for CAS is reflected in net earnings on CAS’ combined statements of income.

Environmental Liabilities

Each quarter, CAS evaluates and reviews its estimates for future remediation, operation and management costs directly related to environmental remediation to determine appropriate environmental reserve amounts. For each site where remediation is probable and the cost is reasonably estimable, CAS determines the specific measures that are believed to be required to remediate the site, the estimated total cost to carry out the remediation plan, the portion of the total remediation costs to be borne by CAS and the anticipated time frame over which payments to implement the remediation plan will occur. At sites where CAS expects to incur ongoing operations and maintenance expenditures, those costs which are probable and reasonably estimable are accrued on an undiscounted basis, for a period of generally 10 years.

Litigation and Contingencies

In accordance with guidance in ASC Topic 450, Contingencies, CAS records amounts representing its estimated liability for claims, litigation and guarantees. As information about current or future litigation or other contingencies becomes available, management assesses whether such information warrants the recording of additional expenses relating to those contingencies. CAS records such amounts when it is probable that a liability has been incurred and the amount can be reasonably estimated.